Exhibit 10.1

STEADYMED LTD.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

Approved by the Board of Directors of the Company on February 20, 2015.

Approved by the shareholders of the Company on March 1, 2015.

Amended by the Board of Directors of the Company on August 8, 2016.

Amended by the shareholders of the Company on October 5, 2016.

1.                                      PURPOSE OF THE PLAN AND EFFECTIVE DATES

1.1                               The purpose of this Amended and Restated SteadyMed Ltd. 2009 Stock Incentive Plan (the “Plan”), is to assist SteadyMed Ltd., an Israeli company (the “Company”), or any Affiliate of the Company, which now exists or hereafter is organized or acquired by the Company, in attracting, motiving, retaining and rewarding employees, directors, officers, consultants, advisors, and any other person or entity whose services are considered valuable (collectively, the “Service Providers”) to continue as Service Providers, to increase their efforts on behalf of the Company or an Affiliate and to promote the success of the Company’s business, by providing such Service Providers with opportunities to acquire a proprietary interest in the Company by the issuance of Ordinary Shares of the Company, and by the grant of options to purchase Shares and awards of Restricted Shares (“Restricted Shares”), Restricted Share Units (“RSUs”) and other Share-based Awards pursuant to the Plan, subject to such rulings from the Israeli Income Tax Authorities (the “ITA”) as may be determined to be necessary or appropriate under Applicable Law. All capitalized terms used herein shall have the meanings assigned to them in Section 4 below, unless otherwise indicated.

1.2                               The Plan was originally adopted by the Board of Directors of the Company on June 18, 2009, and the Plan as Amended and Restated was approved by the Board on February 20, 2015 in anticipation of the Company’s initial public offering. The amended and restated Plan shall take effect upon the date of its adoption by the Board and, with respect to Grantees who are not Israeli Grantees, the date of approval of the Plan by the Company’s shareholders in accordance with Company’s Articles of Association (the “Restatement Effective Date”).

1.3                               The Plan contemplates the issuance of Awards by the Company, both as a private company and as a publicly traded company.

2.                                      TYPES OF AWARDS

The Plan is intended to enable the Company to issue Awards under varying tax regimes. The types of Awards that may be issued under the Plan include:

2.1                               Awards subject to the provisions of Section 102 of the Ordinance, and all regulations and interpretations adopted thereunder, including the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003 (the “Rules”) or such other rules published by the ITA (such Awards, “102 Awards”). 102 Awards may deemed Capital Gain Awards, Ordinary Income Awards or 102 Non-Trustee Options. The 102 Awards are subject to the approval, if required, of the ITA and receipt by the Company of all approvals thereof;

2.2                               Awards subject to Section 3(9) of the Ordinance (“3(9) Awards”);

2.3                               Incentive Stock Options (“ISOs”) within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted United States federal tax statute, as amended from time to time, to be granted to Employees who are deemed to be residents of the U.S. for purposes of taxation;

2.4                               Nonqualified Stock Options to be granted to Service Providers who are deemed to be residents of the U.S. for purposes of taxation; and

2.5                               Other share-based Awards.

In addition to the issuance of Awards under the relevant tax regimes in the State of Israel and the United States of America, the Plan contemplates issuances to Grantees in other jurisdictions with respect to which the Committee is empowered to make the requisite adjustments in the Plan (including, without limitation, the adoption of sub-plans) and set forth the relevant conditions in the Company’s agreement with the Grantee in order to comply with the requirements of the tax regimes in any such jurisdictions.

3.                                      ELECTION OF THE ADMINISTRATOR.

With respect to Grantees resident in or subject to the tax regime of the State of Israel, the Administrator may elect from time to time the tax treatment which shall apply the Awards granted to such Grantees which shall be either Capital Gain Awards, 102 Ordinary Income Awards, as permitted by Applicable Law and shall notify all relevant authorities of such election (the “Election”). The Administrator shall be entitled to change such Election from and after the date 12 months from the end of the year in which the first grant was made in accordance with the previous Election or such other date as may be allowed by Applicable Law. For so long as an Election is in effect, all Trustee Stock Awards shall be issued as either 102 Capital Gain or as 102 Ordinary Income Awards in accordance with the Election then in effect.

4.                                      DEFINITIONS.

4.1                               For purposes of this Plan, the following capitalized terms shall have the following meanings:

“Administrator” means the Committee appointed by the Board to administer the Plan, or the Board of the Company.

“Affiliate” has the meaning assigned thereto in Rule 405 of Regulation C under the Securities Act. For the purpose of Options granted pursuant to 102 Awards, “Affiliate” shall also mean an “employing company” within the meaning of Section 102(a) of the Ordinance.

“Applicable Law” means any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange or trading system on which the Shares are then traded or listed.

“Award” means any Restricted Share, Option or any other Share-based award, granted to a Grantee under the Plan and any Share issued pursuant to the exercise thereof.

“Award Agreement” shall mean the written agreement between the Company and a Grantee evidencing the terms and conditions of an individual Award grant, as further specified in this Plan.

“Board” means the Board of Directors of the Company.

“Cause” means (i) any action by a Grantee involving willful malfeasance or a willful breach of such a Grantee’s fiduciary duties in connection with such Grantee’s employment or engagement with the Company or with any Subsidiary; (ii) the conviction of a Grantee in a court of law of, or a guilty plea by the Grantee to, a felony or a fraud or any other similar act; (iii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Grantee’s direct supervisor, which involves the business of the Company or its Subsidiaries and was capable of being lawfully performed; (iv) embezzlement of funds of the Company or its Subsidiaries; or (v) an act of moral turpitude, or any similar act, to the extent that such act causes or may cause injury to the reputation of the Company and/or to any of the Company’s Subsidiaries, all as determined by the Board; (vi) any other act or omission which, in the reasonable opinion of the Board, could adversely affect the financial results or prospects of the Company and/or any of the Company’s Subsidiaries or harm the business reputation of the Company and/or any of the Company’s Subsidiaries; (vii) any other circumstance deemed by Applicable Law to constitute termination for cause, including circumstances relieving an employer from the duty to pay severance pay to the Grantee; (viii) termination of a Grantee’s employment for cause in accordance with provisions of his or her employment agreement or engagement agreement, if any, with the Company or with the relevant Subsidiary or (ix) any breach of the Grantee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means a committee established by the Board to administer the Plan.

“Companies Law” means the Israel Companies Law-1999 and the regulations promulgated thereunder, all as amended from time to time.

“Consultant” means any person, other than an Employee, who is engaged by the Company and/or an Affiliate to render consulting, advisory or other services to the Company and/or an Affiliate.

“Controlling Party” has the meaning set forth in Section 32(9) of the Ordinance, either as of the date of an Award or as a result thereof.

“Disability” means (i) the inability of a Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by a medical doctor satisfactory to the Committee or (ii) if applicable, a “permanent and total disability” as defined in Section 22(e)(3) of the Code or Section 409A(a)(2)(c)(i) of the Code, as amended from time to time.

“Employee” means a person who is employed by the Company or any of its Affiliates, including, for the purpose of Section 102, an individual who is serving as an “office holder” (“Nose Misra” — as defined under the Companies Law), but excluding any Controlling Party. A person employed by the Company or any Affiliate shall not cease to be an Employee for the purposes of the Plan in the case of (i) any leave of absence approved by the Company or any Subsidiary or, (ii) transfers between locations of the Company or, (iii) transfer of employment between the Company, any Affiliate and/or any successor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” means the on which a Grantee exercises all or a portion of an Award.

“Exercise Period” means the period, commencing on the date of grant of an Option, during which an Option shall be exercisable, subject to any vesting provisions thereof and the termination provisions hereof.

“Exercise Price” means the exercise price for each Share covered by an Option.

“Fair Market Value” means, as of a particular date, the fair market value of one Ordinary Share as determined by the Administrator in its discretion, and in a manner consistent with Code Sections 409A and 422, or with the Ordinance, as applicable.

“Grantee” means a person who receives a grant of an Award under the Plan.

“Non-Employee” means a Consultant, adviser, Service Provider, Controlling Party or any other person, who is not an Employee under Applicable Law.

“Nonqualified Stock Option” means any Option granted to a Service Provider who is deemed to be a resident of the U.S. for purposes of taxation, which Option is not designated as, or does not meet the conditions for, an Incentive Stock Option.

“Options” means all options to purchase Shares granted as 102 Awards, 3(9) Awards, Incentive Stock Options and Non-Qualified Stock Options.

“Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961, and the regulations promulgated thereunder, all as amended from time to time.

“Ordinary Shares” means the ordinary shares of the Company, nominal value NIS0.01 each.

“Parent” means any company (other than the Company), which now exists or is hereafter organized, (i) in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain, or (ii) if applicable, as defined in Section 424(e) of the Code.

“Retirement” means a Grantee’s retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its affiliates in which the Grantee participates.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” means Ordinary Shares, par value NIS 0.01 of the Company, or shares of such other class of shares of the Company as shall be designated by the Board in respect of the relevant Award.

“Subsidiary” means any company (other than the Company), which now exists or is hereafter organized or acquired by the Company, (i) in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain, or (ii) if applicable, as defined in Section 424(f) of the Code.

“Ten Percent Shareholder” means a Grantee who, at the time an ISO is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary.

“Trustee” means the trustee appointed by the Administrator, as the case may be, to hold certain Options and/or Shares (and, in relation with 102 Awards, approved by the Israeli tax authorities), if so appointed.

4.2                               Other Defined Terms. The following terms shall have the meanings ascribed to them in the Sections set forth below:

Term	Section
102 Awards	2.1 and 6.3
102 Capital Gains Track Options	9.1
102 Non-Trustee Options	6.3
102 Ordinary Income Track Options	9.1
102 Trustee Options	9.1
3(9) Awards	2.2
Company	1
Disqualifying Disposition	11.7
Election	3
Eligible 102 Grantees	7.2
ISOs	2.3
ISO Shares	11.4
ITA	1
Market Stand-Off	19.1
Merger/Sale	16.2
Option Agreement	8.1
Plan	1
Required Holding Period	9.3
Restatement Effective Date	1.2
Restricted Period	13.3
Restricted Share Agreement	13
Restricted Shares	1
RSUs	14
RSU Agreement	14.1
Rules	2.1
Service Provider(s)	1
Successor Corporation	16.2.1
Vesting Schedule	8.4
Withholding Obligations	20.3

5.                                      AUTHORIZED SHARES.

5.1                               Shares Subject to the Plan. Immediately prior to the Restatement Effective Date, there were 113,884 Shares reserved and available for the issuance of Awards under the Plan. In addition, the reserved pool under the Plan will be automatically increased annually each January 1st beginning January 1, 2017 through (and including) January 1, 2024 by a number of Shares equal to the lower of (i) such an amount of Ordinary Shares reflecting an amount of four percent (4%) of the total of Shares outstanding on December 31 of the preceding year, subject to adjustment due to certain changes as provided under the Plan, which shall be ratified by the Board, or (ii) a number of Shares determined by the Board, if so determined by the Board prior to the January 1 on which the increase would otherwise occur. The class of Shares shall be designated by the Board (or the Committee) with respect to each Award and the notice of grant shall reflect such designation.

5.2                               Source of Shares. Shares issuable under the Plan will be Shares of authorized but unissued or reacquired Ordinary Shares, including on and after the date the Company’s Shares become listed on a national exchange, Shares repurchased by the Company on the open market or otherwise.

5.3                               Other Share Limits.

5.3.1                     ISO Limit. A maximum of 341,652 Shares may be issued under the Plan pursuant to the exercise of ISOs.

5.3.2                     Code Section 162(m) Limits. At such time as the Company becomes subject to the limits of Section 162(m) of the Code, the following limits shall apply:

(i)                                    A maximum of 100,000 Shares subject to Options and other Awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the Fair Market Value on the date the Share-based Award is granted may be granted to any one Grantee in any one calendar year.

(ii)                                A maximum of 100,000 Shares that are performance-based full value awards (such as Restricted Shares or RSUs) may be granted to any one Grantee during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment of performance goals during the performance period).

5.4                               Expiration. Any Share underlying an Award granted hereunder that has expired or was cancelled or terminated or forfeited for any reason without having been exercised shall be automatically, and without any further action on the part of the Company or any Grantee, returned to the “pool” of reserved Shares hereunder and shall again be available for grant for the purposes of the Plan (unless the Plan shall have been terminated) or unless the Committee or the Board determines otherwise.

5.5                               Increase or Decrease in Reserved Shares; Termination of the Plan. Notwithstanding the other provisions of this Section 5, the Board may, subject to any other approvals required under any Applicable Law, increase or decrease the number of Shares to be reserved under the Plan, provided that the number of Shares so reserved shall not be lower than the total obligations of the Company with respect to Grantees hereunder. Such Shares may, in whole or in part, be authorized but unissued Shares, or Shares that shall have been or may be reacquired by the Company (to the extent permitted pursuant to the Companies Law) or by a trustee appointed by the Board under the relevant provisions of the Ordinance, the Companies Law or any equivalent provision. Any Shares that are not subject to outstanding Awards at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

6.                                      ADMINISTRATION.

6.1                               Procedure. The Plan shall be administered by the Administrator. In the event that an action necessary for the administration of the Plan is required under law to be taken by the Board, then such action shall be so taken by the Board. In any such event, all references herein to the Committee shall be construed as referenced to the Board.

6.2                               Powers of the Administrator. Subject to the terms and conditions of the Plan, and subject to the approval of any relevant authorities and Applicable Law, the Administrator shall have the authority, in its discretion:

(i)                                    to select the Service Providers to whom Awards may from time to time be granted hereunder, and to grant said Service Providers the Awards;

(ii)                                to determine, from time to time, the type of Awards to be granted to Service Providers;

(iii)                            to approve forms of the Award Agreements (which need not be identical) for use under the Plan;

(iv)                             to prescribe the terms and conditions (which need not be identical) of Awards granted under the Plan to such persons, including, without limitation, the Vesting Schedule and Exercise Price;

(v)                                 to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan, including but not limited to prescribing amending and rescinding any provisions or rules related to the Plan;

(vi)                             to amend any outstanding Award and to accelerate the vesting or extend the exercisability of any Award and to waive conditions or restrictions on any Award it shall deem appropriate, to the extent consistent with Applicable Law; however, the authority granted hereunder to change or modify existing terms of an Award shall not adversely affect the Grantee thereof, and with respect to an Israeli Grantee, such modification of terms may require the approval of the ITA prior to such having effect.

(vii)                         to allow Grantees to satisfy withholding tax obligations by electing to have the Company, if permitted under Applicable Law, withhold from the Award Shares to be issued upon exercise of an Award that number of Award Shares having a value equal to the relevant withholding tax obligation. The value of the Award Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined or as determined under Applicable Law. All elections by Grantees to have Award Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable and after consultation with the Company’s counsel, and with respect to Israeli Grantees, such withholding may require obtaining an approval from the ITA; and

(viii)                     to construe and interpret the terms of the Plan, the Award Agreements and Awards.

6.3                               Notice of Grants; Authorization of Shares. Grants of Awards shall be made pursuant to written notice to Grantees setting forth the terms of the Award. Such notice shall designate the type of Award as one of the following: (i) a 102 Award granted to a Trustee (either as a 102 Award (capital gain track) with Trustee or a 102 Award (ordinary income track) with Trustee), (ii) a 102 Award without a Trustee (“102 Non-Trustee Option” and collectively with subsection (i) above, “102 Awards”), (iii) a 3(9) Award, (iv) an ISO, (v) a Nonqualified Stock Option, or (vi) any other type of Award.

6.4                               Effect of Administrator’s Decision. All decisions, determination and interpretations of the Administrator, Committee or Board shall be final and binding on all Grantees of any Awards under the Plan, unless otherwise determined by the Board. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

7.                                      ELIGIBILITY.

7.1                               Awards may be granted to Service Providers of the Company or any Affiliate thereof, taking into account the qualification under each tax regime pursuant to which such Awards are granted. A person who has been granted an Award hereunder may be granted additional Awards, if the Committee so determines, subject to the limitations herein. Awards shall be granted at the sole discretion of the Committee.

7.2                               Subject to Applicable Law, 102 Awards may not be granted to a Controlling Party and may only be granted to Employees, including officers and directors, of the Company or any Affiliate thereof, who are Israeli residents (“Eligible 102 Grantees”). Awards to Eligible 102 Grantees in Israel shall be 102 Awards. Eligible 102 Grantees may receive only 102 Awards, which may either be grants to a Trustee or grants as 102 Non-Trustee Option. Unless otherwise permitted by the Ordinance and the Rules, no 102 Awards to a Trustee may be granted until the expiration of thirty (30) days after the requisite filings under the Ordinance and the Rules have been appropriately made with the ITA.

7.3                               Subject to Applicable Law, Non-Employees who are Israeli residents and are not Eligible 102 Grantees may only be granted 3(9) Awards under the Plan.

8.                                      TERMS AND CONDITIONS OF OPTIONS.

8.1                               General. Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee or a written notice delivered by the Company and accepted by the Grantee (the “Option Agreement”), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement or other terms of the Plan.

8.2                               Type of Option; Number of Shares. Each Option Agreement shall specifically state the type of Option granted thereunder and whether it constitutes an Incentive Stock Option, Nonqualified Stock Option, 102 Option Award and the relevant track, 3(9) Option Award, or otherwise, and each Option Agreement shall state the number of Shares covered by the Option.

8.3                               Exercise Price. Each Option Agreement shall state the Exercise Price.

8.3.1                     In the case of an Incentive Stock Option, the Exercise Price shall not be less than 100% of the Fair Market Value of the Shares covered by the Option on the date of grant or such other price as may be required pursuant to the Code. For an Incentive Stock Option granted to any Ten Percent Shareholder, the Exercise Price shall be no less than 110% of the Fair Market Value of the Shares covered by the Option on the date of grant.

8.3.2                     The Exercise Price of a Nonqualified Stock Option shall not be less than 100% of the Fair Market Value of the Shares on the date of grant unless the Committee specifically indicates that the Option will have a lower Exercise Price and the Option complies with Section 409A of the Code.

8.3.3                     With respect to other Grantees who are non-U.S. Grantees and non-Israeli Grantees, in the case of any other Option, the per share Exercise Price shall be equal to the Fair Market Value of the Shares on the date of grant, or such other price as shall be determined by the Committee, provided, however, that in no event shall the Exercise Price of an Option be less than the par value of the shares for which such Option is exercisable.

8.3.4                     With respect to Israeli Grantees, the exercise price shall be determined by the Committee

8.3.5                     Subject to Section 3 and to the foregoing, the Committee may reduce the Exercise Price of any outstanding Option, provided however that with respect to Israeli Grantees, such reduction of the Exercise Price of any outstanding Option may require obtaining an approval from the ITA. The Exercise Price shall also be subject to adjustment as provided in Section 16 hereof with respect to changes in capitalization of the Company. This Section shall not apply to an Option granted pursuant to assumption of, or substitution for, another option in a manner that complies with Code Section 424(a), whether or not the Option is an Incentive Stock Option.

8.4                               Vesting of Options. Each Award Agreement shall provide the schedule according to which such Awards shall vest and become exercisable (the “Vesting Schedule”). The Vesting Schedule for the Awards will be determined by the Administrator, provided that (to the extent permitted under Applicable Law) the Administrator, in its absolute discretion, shall have the authority to accelerate the vesting of all or a portion of any outstanding Award at such time and under such circumstances as it, in its sole discretion, deems appropriate. It is clarified that the Vesting Schedule may contain vesting according to performance goals or attainment of certain milestones or any other qualification as determined by the Administrator. Unless the Board of Directors or the Committee provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence, other than in the case of any (a) leave of absence which was pre-approved by the Company for purposes of continuing the vesting of Options, or (b) transfers between locations of the Company or between the Company, any Affiliate, or any respective successor thereof.

8.5                               Term. Each Award Agreement shall provide the date on which the Award shall lapse and no longer be exercisable. Subject to the Vesting Schedule, and unless a different term is provided in the Award Agreement, Awards may be exercised into Award Shares during ten years from the Date of Grant, subject to earlier termination as otherwise provided in this Section 8.

8.5.1                     Except as provided herein, an Option may not be exercised unless the Grantee is then in the employ of or maintaining a director, officer, consultant, advisor or supplier relationship with the Company or a Subsidiary or Affiliate thereof or, in the case of an Incentive Stock Option, a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies, and unless the Grantee has remained continuously so employed or in the director, officer, supplier, consultant, or advisor relationship since the date of grant of the Option. In the event that the employment or director, officer or consultant, advisor or supplier relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within up to three (3) months after the date of such termination (or such different period as the Committee shall prescribe); provided, however, that if the Company (or the Subsidiary or Affiliate, when applicable) shall terminate the Grantee’s employment or service for Cause (as defined below) or if, whether or not the Grantee’s employment is terminated by either party, circumstances arise or are discovered with respect to the Grantee that would have constituted Cause for termination of his or her employment or service, all Options theretofore granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination (or on which such circumstances arise or are discovered, as the case may be) unless otherwise determined by the Committee.

8.5.2                     In the case of a Grantee whose principal employer is a Subsidiary or Affiliate, the Grantee’s employment shall also be deemed terminated for purposes of this Section 8 as of the date on which such principal employer ceases to be a Subsidiary or Affiliate. Notwithstanding anything to the contrary, the Committee, in its absolute discretion, may, on such terms and conditions as it may determine appropriate, extend the periods for which the Options held by any individual may continue to vest and be exercisable; provided, that such Options may lose their status as Incentive Stock Options under applicable law and be deemed Nonqualified Stock Options as a result of the modification of the Option to extend the exercise period and/or in the event that the Option is exercised beyond the later of: (i) three months after the date of termination of the employment relationship; or (ii) the applicable period applicable with respect to a termination of the employment relationship because of the death, Disability or Retirement of Grantee.

8.6                               Death, Disability or Retirement of Grantee. If a Grantee shall die while employed by, or performing service for, the Company or a Subsidiary, or within the three-month period after the date of termination of such Grantee’s employment or service (or within such different period as may be provided in an Award Agreement), or if the Grantee’s employment or service shall terminate by reason of Disability, all Options theretofore granted to such Grantee that are exercisable at the time of Death or Disability, may (unless earlier terminated in accordance with their terms), be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within one (1) year after the death or Disability of the Grantee (or such different period as the Committee shall prescribe). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof to the satisfaction of the Administrator at its discretion, of the right of such legal representative to exercise such Option. In the event that the employment or service of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within the three (3) month period after the date of such Retirement (or such different period as the Committee shall prescribe).

8.7                               Manner of Exercise. An Option may be exercised, as to any or all Shares as to which the Option has become vested and exercisable, by written notice delivered in person or by mail to the Secretary of the Company or to such other person as determined by the Committee, specifying the number of Shares with respect to which the Option is being exercised, accompanied by payment of the Exercise Price for such Shares in the manner specified in the following sentence. The Exercise Price shall be paid in full with respect to each Share, at the time of exercise, and as permitted under the applicable Option Agreement, either in (i) cash, (ii) if the Company’s shares are publicly traded, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company or the Trustee, or (iii) in such other manner as the Committee shall determine, which may include procedures for cashless exercise. Notwithstanding the abovementioned, with respect to Israeli Grantees, the exercise price shall be paid in cash, unless permitted otherwise by the Committee. In any event, the Company may require the payment of any tax liabilities in connection with the exercise of the Option, including any amounts to be withheld by the Company, in cash, and to set other terms and condition with respect to the exercise of the Options or the issuance of Shares on account thereof, at it deems necessary to comply with any such tax liability.

8.8                               Israeli Index Base for 102 Awards. Each 102 Award will be subject to the Israeli index base of the Value of Benefit, as defined in Section 102(a) of the Ordinance, as determined by the Committee in its discretion, pursuant to the Rules, from time to time. In the event that the Company effects a public offering of its shares in any stock exchange outside of Israel, the Committee may amend retroactively the Israeli index base, pursuant to the Rules, without the Grantee’s consent.

8.9                               Securities Law Restrictions. Except as otherwise provided in the applicable Option Agreement or other agreement between the Service Provider and the Company, if the exercise of an Option following the termination of the Service Provider’s employment or service (other than for Cause) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three months after the termination of the Service Provider’s employment or service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. In addition, unless otherwise provided in a Participant’s Option Agreement, if the sale of any Shares received upon exercise of an Option following the termination of the Service Provider’s employment or service (other than for Cause) would violate the Company’s insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Service Provider’s employment or service during which the exercise of the Option would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option as set forth in the applicable Option Agreement.

9.                                      102 OPTION AWARDS.

9.1                               Options granted pursuant to this Section are intended to be granted pursuant to Section 102 of the Ordinance pursuant to either (a) Section 102(b)(2) (or Section 102(b)(3) in the event that the Company effects an initial public offering of its shares) thereof as capital gains track options (“102 Capital Gains Track Options”), or (b) Section 102(b)(1) thereof as ordinary income track options (“102 Ordinary Income Track Options”, and together with 102 Capital Gains Track Options, “102 Trustee Options”). 102 Trustee Options shall be granted subject to the following special terms and conditions contained in this Section 9, the general terms and conditions specified in Section 8 hereof and other provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations.

9.2                               Each 102 Trustee Option will be deemed granted on the date of the resolution of the Committee with respect to such grant, unless determined otherwise by the Committee.

9.3                               Each 102 Trustee Option, each Share issued pursuant to the exercise of any 102 Trustee Option, and any rights granted thereunder, including bonus shares, shall be allotted and issued to and registered in the name of the Trustee and shall be held in trust for the benefit of the Grantee for a period of not less than the requisite period prescribed by the Ordinance and the Rules or such longer period as set by the Committee (the “Required Holding Period”). In the event that the requirements under Section 102 to qualify an Option as a 102 Trustee Option are not met, then the Option may be treated as a 102 Non-Trustee Option, all in accordance with the provisions of Section 102 and the Rules. After termination of the Required Holding Period, the Trustee may release such 102 Trustee Option and any such Shares, provided that (i) the Grantee has paid any applicable taxes due pursuant to the Ordinance and presented appropriate documentation requested by the Trustee, at its sole discretion or (ii) the Trustee and/or the Company and/or its Affiliate withholds any applicable taxes due pursuant to the Ordinance arising from the 102 Trustee Options and/or any Shares allotted or issued upon exercise of such 102 Trustee Options. The Trustee shall not release any 102 Trustee Options or Shares issued upon exercise thereof prior to the payment in full of the Grantee’s tax liabilities arising from such 102 Trustee Options and/or Shares or the withholding referred to in (ii) above. It is clarified that the Company may suspend any registration of Shares to be issued under the name of the Grantee at the Company’s shareholder register upon exercise of an Option, until the satisfaction in full of all tax liabilities of the Grantee or the Company in connection therewith.

9.4                               Each 102 Trustee Option shall be subject to the relevant terms of the Ordinance and the Rules, which shall be deemed an integral part of the 102 Trustee Option and shall prevail over any term contained in the Plan or Option Agreement that is not consistent therewith. Any provision of the Ordinance, the Rules and any approvals by the Income Tax Commissioner not expressly specified in the Plan or Option Agreement that, as determined by the Committee, are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Grantee. The Grantee granted a 102 Trustee Option shall comply with the Ordinance and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. The Grantee agrees to execute any and all documents that the Company and/or its Affiliates and/or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and the Rules.

9.5                               During the Required Holding Period, the Grantee shall not release from trust or sell, assign, transfer or give as collateral, the Shares issuable upon the exercise of a 102 Trustee Option and/or any securities issued or distributed with respect thereto, until the expiration of the Required Holding Period. Notwithstanding the above, if any such sale or release occurs during the Required Holding Period it will result in adverse tax consequences to the Grantee under Section 102 of the Ordinance and the Rules, which shall apply to and shall be borne solely by such Grantee. Subject to the foregoing, the Trustee may, pursuant to a written request from the Grantee, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such release or transfer: (i) payment has been made to the ITA of all taxes required to be paid upon the release and transfer of the Shares, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, the Option Agreement and any Applicable Law.

9.6                               If a 102 Trustee Option is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Grantee. If such 102 Trustee Option is exercised after the expiration of the Required Holding Period, the Shares issued upon such exercise shall, at the election of the Grantee, either (i) be issued in the name of the Trustee, or (ii) be issued to the Grantee, provided that the Grantee first complies with all applicable provisions of the Plan and all taxes with respect thereto shall have been fully paid to the ITA.

9.7                               The foregoing provisions of this Section relating to 102 Trustee Options shall not apply with respect to 102 Non-Trustee Options, which shall, however, be subject to the relevant provisions of Section 102 and the Rules.

9.8                               If requested by the Trustee, the Grantee will sign an undertaking to release the Trustee from any liability with respect to any action or decision duly taken and executed in good faith by the Trustee in relation to the Plan, or any 102 Trustee Option or Share granted to such Grantee thereunder.

10.                               3(9) OPTION AWARD.

10.1                        Options intended to constitute 3(9) Option Awards shall be granted subject to the general terms and conditions specified in this Section 10 hereof and other provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations.

10.2                        To the extent required by the Ordinance or the ITA or otherwise deemed by the Committee prudent or advisable, the 3(9) Option Awards granted pursuant to the Plan shall be issued to a Trustee nominated by the Committee in accordance with the provisions of the Ordinance. In such event, the Trustee shall hold such Options in trust, until exercised by the Grantee, pursuant to the Company’s instructions from time to time as set forth in a trust agreement, which will be entered into between the Company and the Trustee. If determined by the Board of Directors or the Committee, and subject to such trust agreement the Trustee shall be responsible for withholding any taxes to which a Grantee may become liable upon the exercise of Options.

11.                               INCENTIVE STOCK OPTIONS.

Incentive Stock Options shall be granted subject to the following special terms and conditions, the general terms and conditions specified in Section 11 hereof and other provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations:

11.1                        Eligibility for Awards. Incentive Stock Options may be granted only to Employees of the Company, or to Employees of a Parent or Subsidiary corporation thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code).

11.2                        Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which all ISOs granted under the Plan and all other option plans of any Parent or Subsidiary corporation become exercisable for the first time by each Grantee during any calendar year shall not exceed USD $100,000 with respect to such Grantee. To the extent that the aggregate Fair Market Value of Shares with respect to which the ISOs are exercisable for the first time by any Grantee during any calendar years exceeds USD $100,000, such Options shall be treated as Nonqualified Stock Options. The foregoing shall be applied by taking Options into account in the order in which they were granted, with the Fair Market Value of any Share to be determined at the time of the grant of the Option. Any portion of an ISO exceeding the USD $100,000 limitation will be treated as a Nonqualified Stock Option.

11.3                        Ten Percent Shareholder. In the case of an ISO granted to a Ten Percent Shareholder, (i) the Exercise Price shall not be less than 110% of the Fair Market Value of the Shares on the date of grant of such ISO, and (ii) the Exercise Period shall not exceed five years from the date of grant of such ISO.

11.4                        Approval. The status of any ISO Shares shall be subject to approval of the Plan by the Company’s shareholders, such approval to be provided 12 months before or after the date of adoption of the restated Plan by the Board of Directors.

11.5                        Exercise Following Termination. Notwithstanding anything else in the Plan to the contrary, ISOs that are not exercised within three months following termination of Grantee’s employment in the Company or its Parent or Subsidiary corporations, or within one year in case of termination of Grantee’s employment in the Company or its Parent or Subsidiary corporations due to a Disability (within the meaning of section 22(e)(3) of the Code), shall be deemed to be Nonqualified Stock Options.

11.6                        Sale of ISO Shares; Notice to Company of Disqualifying Disposition. If a Grantee disposes of Shares received pursuant to the exercise of an ISO (“ISO Shares”) within two years from the date of grant, or within one year after the transfer of such ISO Shares to him, the Incentive Stock Options shall be deemed to be Nonqualified Stock Options. Each Grantee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Grantee makes a Disqualifying Disposition of any ISO Shares. A “Disqualifying Disposition” is any disposition (including any sale) of such ISO Shares before the later of (i) two years after the date the Grantee was granted the Incentive Stock Option, or (ii) one year after the date the Grantee acquired Shares by exercising the Incentive Stock Option. If the Grantee dies before such ISO Shares are sold, these holding period requirements do not apply and no disposition of the ISO Shares will be deemed a Disqualifying Disposition.

12.                               NONQUALIFIED STOCK OPTIONS.

Nonqualified Stock Options shall be subject to the general terms and conditions specified in this Section 12 hereof and other provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations. Nonqualified Stock Options may not be granted to Service Providers who are providing services only to a “parent” of the Company, as such term is defined in Rule 405 of Regulation C under the Securities Act, unless the Shares underlying such Awards are treated as “service recipient stock” under Section 409A of the Code because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards comply with the distribution requirements of Section 409A of the Code.

13.                               RESTRICTED SHARES.

Subject to the approval of the ITA with respect to the grant of Restricted Shares to Israeli Grantees, and other approvals from the ITA as the Administrator may determine to be necessary or appropriate under Applicable Law, the Committee may award Restricted Shares to any eligible Grantee, including under Section 102 of the Ordinance. Each Award of Restricted Shares under the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Share Agreement”), in such form as the Committee shall from time to time approve. The Restricted Share Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

13.1                        Number of Shares and Purchase Price. Each Restricted Share Agreement shall state the number of Shares covered by an Award. Each Restricted Share Agreement may state an amount of purchase price to be paid by the Grantee, if any, in consideration for the issuance of the Restricted Shares and the terms of payment thereof, which may include, payment by issuance of promissory notes or other evidence of indebtedness on such terms and conditions as determined by the Committee.

13.2                        Vesting. Each Restricted Share Agreement shall provide the vesting schedule for the Restricted Shares as determined by the Committee, provided that (to the extent permitted under Applicable Law) the Committee shall have the authority to determine the vesting schedule and accelerate the vesting of any outstanding Restricted Share at such time and under such circumstances as it, in its sole discretion, deems appropriate.

13.3                        Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, until such restricted shares shall have vested (the period from the date of the Award until the date of vesting being referred to herein as the “Restricted Period”). The Committee may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate, including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. Certificates for shares issued pursuant to Restricted Share Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. Such certificates may, if so determined by the Committee, be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Share Award is made pursuant to Section 102, by the Trustee. In determining the Restricted Period of an Award the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Restricted Shares on successive anniversaries of the date of such Award. To the extent required by the Ordinance or the ITA, the Restricted Shares issued pursuant to Section 102 of the Ordinance shall be issued to the Trustee in accordance with the provisions of the Ordinance and the Restricted Shares shall be held for the benefit of the Grantee for such period as may be required by the Ordinance.

13.4                        Adjustment of Performance Goals. The Committee may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances. The Committee also may adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Committee deems it appropriate.

13.5                        Forfeiture. Subject to such exceptions as may be determined by the Committee, if the Grantee’s continuous employment with the Company or any Subsidiary or Affiliate shall terminate for any reason prior to the expiration of the Restricted Period of an Award or prior to the payment in full of the purchase price of any Restricted Shares with respect to which the Restricted Period has expired, any Shares remaining subject to vesting or with respect to which the purchase price has not been paid in full, shall thereupon be forfeited and shall be deemed “Dormant Shares” (as defined in the Companies Law), subject to all Applicable Laws. Upon forfeiture of Restricted Shares, the Grantee shall have no further rights with respect to such Restricted Shares.

13.6                        Ownership. During the Restricted Period the Grantee shall possess applicable incidents of ownership of such Restricted Shares, including the right to vote and receive dividends with respect to such Shares. All distributions, if any, received by a Grantee with respect to Restricted Shares as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

13.7                        Dividends. Distribution of dividends by the Company with respect to Restricted Shares shall be made according to Applicable Law and/or ITA instructions. All dividends shall be held by the Trustee until the lapse of the Restricted Period. It is clarified that the Trustee shall be entitled to offset any tax liability of the Grantee with respect to the Restricted Shares out of any dividend held so held in trust.

14.                               RESTRICTED SHARE UNITS.

Subject to the approval of the ITA with respect to the grant of Restricted Share Units to Israeli Grantees, and other approvals from the ITA as the Administrator may determine to be necessary or appropriate under Applicable Law, the Committee may award Restricted Share Units (“RSUs”) to any eligible Grantee, including under Section 102 of the Ordinance, as follows:

14.1                        An RSU is an Award covering a number of Shares that is settled by issuance of those Shares. Each grant of RSUs shall be evidenced by a written agreement between the Company and the Grantee (the “RSU Agreement”), in such form as the Committee shall from time to time approve, which need not be identical for all Grantees. Other than the par value of the Shares, no payment of cash shall be required as consideration for RSUs. RSUs may be granted in consideration of a reduction in the recipient’s other compensation.

14.2                        Each RSU Agreement shall specify its term and any conditions on the time or times for vesting and settlement, and provide for expiration prior to the end of its term in the event of termination of employment or service providing to the Company, and may provide for earlier settlement in the event of the Grantee’s death, Disability or other events

14.3                        The Committee may impose additional or alternative restrictions and conditions on the RSUs, as it deems appropriate, including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. The Committee may adjust performance goals to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances. The Committee also may adjust the performance goals by reducing the amount to be received by any Grantee pursuant to an Award if and to the extent that the Committee deems it appropriate.

14.4                        Settlement of vested RSUs shall be made in the form of Shares. Distribution to a Grantee of Shares upon settlement of vested RSUs can be deferred to a date after settlement as determined by the Committee. The number of deferred Shares may be increased by an interest factor or by dividend equivalents. Until the grant of RSUs is settled, the number of such RSUs shall be subject to adjustment pursuant hereto, and no voting or dividend rights as a shareholder shall exist prior to the actual issuance of Shares in the name of the Grantee.

14.5                        Notwithstanding anything to the contrary set forth herein, any RSUs granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such restrictions or other provisions so that such RSUs will comply with the requirements of Section 409A of the Code.

15.                               OTHER SHARE OR SHARE-BASED AWARDS.

The Committee may grant other Awards under the Plan pursuant to which Shares (which may, but need not, be Restricted Shares pursuant to Section 13 hereof), cash (in settlement of Share-based Awards) or a combination thereof, are or may in the future be acquired or received, or Awards denominated in stock units, including units valued on the basis of measures other than market value. The Committee may also grant stock appreciation rights without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the Fair Market Value of all Shares in respect to which the right was granted exceeds the exercise price thereof. The Committee may grant to Grantees (including Employees) the opportunity to purchase Shares of the Company in connection with any public offerings of the Company’s securities, which may be deemed to be an Award under the terms of the Plan. Such other Share-based Awards may be granted alone, in addition to, or in tandem with any Award of any type granted under the Plan and must be consistent with the purposes of the Plan.

16.                               ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

16.1                        General. In the event of a subdivision of the outstanding share capital of the Company, any payment of a stock dividend (distribution of bonus shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a stock split, a reverse stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Committee shall make such adjustments as determined by the Committee to be appropriate in order to adjust (i) the number of Shares available for grants of Awards, (ii) the number of Shares covered by outstanding Awards, and (iii) the exercise price per share covered by any Award; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share and that the Company shall have no obligation to make any cash or other payment with respect to such fractional shares.

16.2                        Merger and Sale of Company. In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the shares of the Company, or an acquisition by a shareholder of the Company or by an Affiliate of such shareholder, of all the shares of the Company held by other shareholders or by other shareholders who are not Affiliated with such acquiring party; (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; (iv) a scheme or arrangement for the purpose of effecting such sale, merger or amalgamation; or (v) such other transaction or set of circumstances that is determined by the Committee, in its discretion, to be a transaction having a similar effect (all such transactions being herein referred to as a “Merger/Sale”), then, without the Grantee’s consent and action and without any prior notice requirement:

16.2.1              Unless otherwise determined by the Committee in its sole and absolute discretion, any Award then outstanding shall be assumed or an equivalent Award shall be substituted by such successor corporation of the Merger/Sale or any Parent or Affiliate thereof as determined by the Board in its discretion (the “Successor Corporation”), under substantially the same terms as the Award. For the purposes of this Section, an Award shall be considered assumed if, following a Merger/Sale, the Award confers on the holder thereof the right to purchase or receive, for each Share underlying an Award immediately prior to the Merger/Sale, either (i) the consideration (whether stock, cash, or other securities or property) distributed to or received by holders of Shares in the Merger/Sale for each Share held on the effective date of the Merger/Sale (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares), which may be subject to vesting and other terms as determined by the Committee in its discretion, or (ii) regardless of the consideration received by the holders of Shares in the Merger/Sale, solely shares (or their equivalent) of the Successor Corporation at a value to be determined by the Committee in its discretion, which may be subject to vesting and other terms as determined by the Committee in its discretion. The foregoing shall not limit the Committee’s authority to determine, in its sole discretion, that in lieu of such assumption or substitution of Awards for Awards of the Successor Corporation, such Award will be substituted for any other type of asset or property, including under this Section.

16.2.2              In the event that the Awards are not assumed or substituted by an equivalent Award, then the Committee may (but shall not be obligated to), in lieu of such assumption or substitution of the Award and in its sole discretion, (i) provide for the Grantee to have the right to exercise the Award, or otherwise for the acceleration of vesting of such Award, as to all or part of the Shares, including Shares covered by the Award which would not otherwise be exercisable or vested, under such terms and conditions as the Committee shall determine, including the cancellation of all unexercised Awards upon closing of the Merger/Sale; and/or (ii) provide for the cancellation of each outstanding Award at the closing of such Merger/Sale, and payment to the Grantee of an amount in cash as determined by the Board to be fair in the circumstances (with full authority to determine the method for making such determination, which may be the Black-Scholes model or any other method, and which determination shall be conclusive and binding on all parties, and which may be zero if the value of the Shares is determined to be less than the Exercise Price), and subject to such terms and conditions as determined by the Board. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Shares in connection with the Merger/Sale is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

16.2.3              Notwithstanding the foregoing, in the event of a Merger/Sale, the Committee may determine, in its sole discretion, that upon completion of such Merger/Sale, the terms of any Award be otherwise amended, modified or terminated, as the Board shall deem in good faith to be appropriate and fair under the circumstances; and in the event that the Award is an Option Award, that such Option Award shall confer the right to purchase or receive any other security or asset, or any combination thereof, or that its terms be otherwise amended, modified or terminated, as the Board shall deem in good faith to be appropriate, provided that such modification or termination are fair under the circumstances. Neither the authorities and powers of the Committee under this Section, nor the exercise or implementation thereof, shall be deemed to constitute a change or an amendment of the rights of such holder under the Plan or be restricted or limited in any way by any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority.

16.2.4              The Committee need not take the same action with respect to all Awards or with respect to all Service Providers. The Committee may take different actions with respect to the vested and unvested portions of an Award.

16.3                        Reservation of Rights. Except as expressly provided in this Section 16, the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of shares of any class or the payment of any stock dividend (bonus shares), any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or shares of another company. Any issue by the Company of shares of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, type or price of shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

17.                               NON-TRANSFERABILITY OF AWARDS; SURVIVING BENEFICIARY.

17.1                        All Awards granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, unless otherwise determined by the Board or under the Plan, provided that with respect to Shares issued upon exercise of Options, the restrictions on transfer shall be the restrictions referred to in Section 16 (Conditions upon Issuance of Shares) hereof. Awards may be exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein. Any transfer of an Award not permitted hereunder (including transfers pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) and any grant of any interest in any Award to, or creation in any way of any interest in any Award by, any party other than the Grantee shall be null and void and shall not confer upon any party or person, other than the Grantee, any rights. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary. Notwithstanding the foregoing, upon the request of the Grantee and subject to Applicable Law the Committee, at its sole discretion, may permit the Grantee to transfer the Award to a family trust.

17.2                        As long as the Shares are held by the Trustee in favor of the Grantee, all rights possessed by the Grantee over the Shares are personal, and may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

18.                               INABILITY TO OBTAIN AUTHORITY

18.1                        Legal Compliance. Shares shall not be issued pursuant to the exercise or settlement of an Award, unless the exercise or settlement of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws as determined by counsel to the Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and the inability to issue Shares hereunder due to non-compliance with any Company policies with respect to the sale of Shares, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority or compliance shall not have been obtained or achieved. Shares issued pursuant to an Award shall be subject to the Articles of Association of the Company and any other governing documents of the Company, including all policies, manuals and internal regulations adopted by the Company from time to time, as may be amended from time to time, including any provisions included therein concerning restrictions or limitations on transferability of Shares or grant of any rights with respect thereto and any provisions concerning restrictions on the use of inside information and other provisions deemed by the Company to be appropriate in order to ensure compliance with Applicable Laws, statutes and regulations.

18.2                        Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, and make other representations as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Company.

19.                               MARKET STAND-OFF

19.1                        In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act or equivalent law in another jurisdiction, the Grantee shall not directly or indirectly, without the prior written consent of the Company or its underwriters, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares acquired under the Plan, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares acquired under the Plan, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares acquired under the Plan or such other securities, in cash or otherwise. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the effective date of the registration statement relating to such offering as may be requested by the Company or such underwriters, provided, however, that in any event, such period shall not exceed 90 days following the effective date of such registration statement.

19.2                        In the event of a subdivision of the outstanding share capital of the Company, the declaration and payment of a stock dividend (distribution of bonus shares), the declaration and payment of an extraordinary dividend payable in a form other than stock, a recapitalization, a reorganization (which may include a combination or exchange of shares or a similar transaction affecting the Company’s outstanding securities without receipt of consideration), a consolidation, a stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, an adjustment in conversion ratio, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off.

19.3                        In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under the Plan until the end of the applicable stand-off period.

19.4                        The underwriters in connection with a registration statement so filed are intended to be third party beneficiaries of this Section 19 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

20.                               TAX CONSEQUENCES.

20.1                        If the Committee shall so require, as a condition of exercise of an Award, the release of Shares by the Trustee or the expiration of the Restricted Period, a Grantee shall agree that, no later than the date of such occurrence, he will pay to the Company or make arrangements satisfactory to the Committee and the Trustee (if applicable) regarding payment of any applicable taxes of any kind required by Applicable Law to be withheld or paid.

20.2                        Each Option Agreement, Restricted Share Agreement, and Restricted Share Unit Agreement and each other agreement in connection with an Award under the Plan shall contain the following agreement and acknowledgment of the Grantee:

ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY AWARDS OR THE EXERCISE THEREOF, THE SALE OR DISPOSITION OF ANY SHARES GRANTED HEREUNDER OR ISSUED UPON EXERCISE OF ANY AWARD OR FROM ANY OTHER ACTION OF THE GRANTEE IN CONNECTION WITH THE FOREGOING SHALL BE BORNE AND PAID SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, ITS SUBSIDIARIES AND AFFILIATES AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON. EACH GRANTEE AGREES TO, AND UNDERTAKES TO COMPLY WITH, ANY RULING, SETTLEMENT, CLOSING AGREEMENT OR OTHER SIMILAR AGREEMENT OR ARRANGEMENT WITH ANY TAX AUTHORITY IN CONNECTION WITH THE FOREGOING WHICH IS APPROVED BY THE COMPANY.

THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING AWARDS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE GRANTEE ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE GRANTEE.

20.3                        The Company or any Subsidiary or Affiliate may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes which the Company or any Subsidiary or Affiliate is required by any Applicable Law to withhold in connection with any Awards (collectively, “Withholding Obligations”). Such actions may include (i) requiring Grantees to remit to the Company in cash an amount sufficient to satisfy such Withholding Obligations; (ii) subject to Applicable Law, allowing the Grantees to provide Shares to the Company, in an amount that at such time, reflects a value that the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding Shares otherwise issuable upon the exercise of an Award at a value which is determined by the Committee to be sufficient to satisfy such Withholding Obligations; or (iv) any combination of the foregoing. The Company shall not be obligated to allow the exercise of any Award by or on behalf of a Grantee until all tax consequences arising from the exercise of such Award are resolved in a manner acceptable to the Company.

20.4                        Each Grantee shall notify the Company in writing promptly and in any event within ten days after the date on which such Grantee first obtains knowledge of any tax bureau inquiry, audit, assertion, determination, investigation, or question relating in any manner to the Awards granted or received hereunder or Shares issued thereunder and shall continuously inform the Company of any developments, proceedings, discussions and negotiations relating to such matter, and shall allow the Company and its representatives to participate in any proceedings and discussions concerning such matters. Upon request, a Grantee shall provide to the Company any information or document relating to any matter described in the preceding sentence, which the Company, in its discretion, requires.

20.5                        With respect to 102 Non-Trustee Options, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate with whom the Grantee is employed a security or guarantee for the payment of taxes due at the time of sale of Shares, all in accordance with the provisions of Section 102 of the Ordinance and the Rules.

21.                               RIGHTS AS A SHAREHOLDER; VOTING AND DIVIDENDS.

21.1                        Proxy Voting Before Listing. Until immediately after the listing for trading on a stock exchange or market or trading system of the Company’s (or the Successor Corporation’s) Shares, the right to vote any Shares acquired under the Plan pursuant to an Award shall, unless otherwise determined by the Committee, be given by the Grantee or the Trustee (if so requested from the Trustee and agreed by the Trustee), as the case may be, pursuant to an irrevocable proxy, to the person or persons designated by the Board. All Awards granted hereunder shall be conditioned upon the execution of such irrevocable proxy. So long as any such Shares are held by a Trustee (and unless a proxy was given by the Trustee as aforesaid), such Shares shall be voted by the Trustee, and unless the Trustee is directed otherwise by the Board, such Shares shall be voted in the same proportion as the result of the shareholder vote at the shareholders meeting or written consent in respect of which the Shares held by the Trustee are being voted. Any irrevocable proxy granted pursuant hereto shall be of no force or effect immediately after the immediately after the listing for trading on a stock exchange or market or trading system of the Company’s (or the Successor Corporation’s) Shares.

21.2                        Proxy Voting After Listing. Immediately after the listing for trading on a stock exchange or market or trading system of the Company’s (or the Successor Corporation’s) Shares, the Grantee shall have the right to vote any Shares acquired under the Plan pursuant to an Award. In the case of 102 Option Awards or 3(9) Option Awards (if such Share Options are being held by a Trustee), the Trustee shall have no rights as a shareholder of the Company with respect to the Shares covered by such Award until the Trustee becomes the record holder for such Shares for the Grantee’s benefit, and the Grantee shall have no rights as a shareholder of the Company with respect to the Shares covered by the Award until the date of the release of such Shares from the Trustee to the Grantee and the transfer of record ownership of such Shares to the Grantee. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date on which the Grantee or Trustee (as applicable) becomes the record holder of the Shares covered by an Award, except as provided in Section 21 hereof.

21.3                        Dividends. With respect to all Awards issued in the form of Shares hereunder or upon the exercise of Awards hereunder, the Grantee shall be entitled to receive dividends distributed with respect to such Shares, subject to the provisions of the Company’s Articles of Association, as amended from time to time, and subject to any Applicable Law.

22.                               NO REPRESENTATION BY COMPANY.

By granting the Awards, the Company is not, and shall not be deemed as, making any representation or warranties to the Grantee regarding the Company, its business affairs, its prospects or the future value of its Shares.

23.                               NO OBLIGATION TO CONTINUE RELATIONSHIP WITH ANY SERVICE PROVIDER.

Nothing in the Plan or in any Award granted or agreement entered into pursuant hereto shall confer upon any Grantee or Service Provider the right to continue in the employ of, or be in a consultant, advisor, director, officer or supplier relationship with, the Company or any Subsidiary or Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee’s employment or service. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or be in a consultant, advisor, director, officer or supplier relationship with, the Company or any Subsidiary or Affiliate.

24.                               TERM OF THE PLAN.

Awards may be granted pursuant to the Plan from time to time within a period of ten years from the Restatement Effective Date of this Plan. From and after the tenth anniversary of the Restatement Effective Date, no grants of Awards may be made and the Plan shall continue to be in full force and effect solely with respect to such Awards that remain outstanding. The Plan shall terminate at such time after the tenth anniversary of this Restatement Effective Date that no Awards remain outstanding.

25.                               TERM OF AWARD

Anything herein to the contrary notwithstanding, if any Award, or any part thereof, has not been exercised and the Shares covered thereby not paid for within the term of the Award as determined by the Committee, which in any event shall not exceed ten years after the date on which the Award was granted, as set forth in the Notice of Grant in the Grantee’s Award, such Award, or such part thereof, and the right to acquire such Shares shall terminate, and all interests and rights of the Grantee in and to the same shall expire. In the case of Shares held by a Trustee, the Grantee shall elect whether to release such Shares from trust or sell the Shares and upon such release or sale such trust shall expire.

26.                               AMENDMENT AND TERMINATION OF THE PLAN.

The Board at any time and from time to time may suspend, terminate, modify or amend the Plan, whether retroactively or prospectively; provided, however, that, unless otherwise determined by the Board, an amendment which requires shareholder approval in order for the Plan to continue to comply with any Applicable Law shall not be effective unless approved by the requisite vote of shareholders, and provided further that except as provided herein, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted, without the written consent of Grantees holding a majority in interest of the Awards so affected, and in the event that such consent is obtained, all Awards so affected and the holders thereof shall be bound by and be deemed amended as set forth in, such consent.

27.                               RULES PARTICULAR TO SPECIFIC COUNTRIES

27.1                        Awards in Other Jurisdictions. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be amended with respect to a particular country by means of an appendix to the Plan, and to the extent that the terms and conditions set forth in any appendix conflict with any provisions of the Plan, the provisions of the appendix shall govern. Terms and conditions set forth in the Appendix shall apply only to Awards granted to a Grantee under the jurisdiction of the specific country that is the subject of the appendix and shall not apply to Awards issued to a Grantee not under the jurisdiction of such country. The adoption of any such appendix shall be subject to the approval of the Board of Directors or the Committee, and if required in connection with the application of certain tax treatment, pursuant to applicable stock exchange rules or regulations or otherwise, then also the approval of the shareholders of the Company at the required majority.

27.2                        Code Section 409A. To the extent applicable, the Plan and any agreement hereunder shall be interpreted to avoid application of tax under Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Restatement Effective Date, the Board determines that any Award may be subject to Section 409A of the Code, the Board may adopt such amendments to the Plan and such agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code.

27.3                        Awards to U.S. Non-Exempt Employees. If an Award is granted to an Employee who is a non-exempt employee for purposes of the U.S. Fair Labor Standards Act of 1938, as amended (“FLSA”) or comparable state law, the Award will not be first exercisable for or vested in any Shares until at least six months following the date of grant of the Award, other than under such circumstances as to which, under Applicable Law, earlier exercise or vesting will not give rise to an obligation on the part of the Company or any Affiliate to pay overtime wages to such Employee. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Award will be exempt from his or her regular rate of pay.

28.                               GOVERNING LAW; JURISDICTION.

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Israel, except with respect to matters that are subject to tax laws, regulations and rules in any specific jurisdiction, which shall be governed by the respective laws, regulations and rules of such jurisdiction. Certain definitions, which refer to laws other than the laws of such jurisdiction, shall be construed in accordance with such other laws. The courts of competent jurisdiction located in Tel-Aviv-Jaffa, Israel shall have exclusive jurisdiction over any dispute arising out of or in connection with the Plan and any Award granted hereunder, other than disputes involving U.S. citizens. The courts of competent jurisdiction located in Contra Costa County, California, U.S.A., shall have exclusive jurisdiction over any dispute involving a U.S. citizen and arising out of or in connection with the Plan and any Award granted hereunder. By signing any agreement relating to an Award hereunder each Grantee irrevocably submits to such exclusive jurisdiction as applicable.

29.                               NON-EXCLUSIVITY OF THE PLAN.

Neither the adoption of the Plan by the Board nor the submission of the Plan to shareholders of the Company for approval (to the extent required under Applicable Law) shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Subsidiary now has lawfully put into effect, including any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term or long-term incentive plans.

30.                               MISCELLANEOUS.

30.1                        Additional Terms. Each Award awarded under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

30.2                        Currency. Except as otherwise determined by the Administrator, all monetary values with respect to Awards granted pursuant to this Plan, including without limitation the Fair Market Value and the Exercise Price of each Option, shall be stated in United States Dollars. In the event that the exercise price is in fact to be paid in New Israeli Shekels, then the conversion rate to be applied shall be the last known representative rate of exchange of the US Dollar to the New Israeli Shekel on the date of payment as announced by the Bank of Israel. Provided, however, that the amount of any tax liability shall be determined in accordance with applicable law and regulations.

30.3                        Construction. To the extent any provision herein conflicts with the conditions of any relevant tax law or regulation which are relied upon for tax relief in respect of a particular Award to a Grantee, the provisions of such law or regulation shall prevail over those of the Plan and the Committee is empowered hereunder to interpret and enforce the said prevailing provisions.

30.4                        Severability. If any provision of the Plan or any Option Agreement, Restricted Share Agreement, Restricted Share Unit Agreement or any other agreement entered into in connection with an Award shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction. In addition, if any particular provision contained in the Plan or any Option Agreement, Restricted Share Agreement, Restricted Share Unit Agreement or any other agreement entered into in connection with an Award shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to fullest extent compatible with Applicable Law as it shall then appear.

30.5                        Captions and Titles. The use of captions and titles in the Plan or any Option Agreement, Restricted Share Agreement, Restricted Share Unit Agreement or any other agreement entered into in connection with an Award is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such agreement.